                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                           WYNDHAM INTERNATIONAL, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    983101106
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  983101106                                          Page 1 of 5 Pages

    1)  Names of Reporting Persons
          IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc.   25-1435979

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          a)  [  ]
          b)  [  ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    Pennsylvania

    Number of Shares           5)  Sole Voting Power                         101

    Beneficially Owned         6)  Shared Voting Power                       -0-

    By Each Reporting          7)  Sole Dispositive Power              3,478,957

    Person With                8)  Shared Dispositive Power            5,813,195

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   9,292,253

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            See Instructions                                               [  ]

    11)  Percent of Class Represented by Amount in Row (9)                  5.54

    12)  Type of Reporting Person   (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                           WYNDHAM INTERNATIONAL, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    983101106
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  983101106                                         Page 2 of 5 Pages

    1)  Names of Reporting Persons
          IRS Identification No. Of Above Persons

             PNC Bancorp, Inc.   51-0326854

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          a)  [  ]
          b)  [  ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    Delaware

    Number of Shares           5)  Sole Voting Power                         101

    Beneficially Owned         6)  Shared Voting Power                       -0-

    By Each Reporting          7)  Sole Dispositive Power              3,478,957

    Person With                8)  Shared Dispositive Power            5,813,195

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   9,292,253

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            See Instructions                                               [  ]

    11)  Percent of Class Represented by Amount in Row (9)                  5.54

    12)  Type of Reporting Person   (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                           WYNDHAM INTERNATIONAL, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    983101106
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 983101106                                           Page 3 of 5 Pages

    1)  Names of Reporting Persons
          IRS Identification No. Of Above Persons

             PNC Bank, National Association   22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          a)  [  ]
          b)  [  ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    United States

    Number of Shares           5)  Sole Voting Power                         101

    Beneficially Owned         6)  Shared Voting Power                       -0-

    By Each Reporting          7)  Sole Dispositive Power              3,478,957

    Person With                8)  Shared Dispositive Power            5,813,195

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   9,292,253

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            See Instructions                                               [  ]

    11)  Percent of Class Represented by Amount in Row (9)                  5.54

    12)  Type of Reporting Person   (See Instructions)                        BK

                                                              Page 4 of 5 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2001:

(a)  Amount Beneficially Owned:                                9,292,253 shares

(b)  Percent of Class:                                                     5.54

(c)  Number of shares to which such person has:
       (i)  sole power to vote or to direct the vote                        101
      (ii)  shared power to vote or to direct the vote                      -0-
     (iii)  sole power to dispose or to direct the disposition of     3,478,957
      (iv)  shared power to dispose or to direct the disposition of   5,813,195


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 10, 2002
--------------------------------------------------
Date

By:  /s/ Robert L. Haunschild
--------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer Name & Title


June 10, 2002
--------------------------------------------------
Date

By:  /s/ James B. Yahner
--------------------------------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
Name & Title


June 10, 2002
--------------------------------------------------
Date

By:  /s/ Thomas R. Moore
--------------------------------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Secretary
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
               WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G